Exhibit 99.2

Press Release

Avatar Reports Third Quarter 2004 Results: Software Sales Remain Strong



Wednesday December 22, 9:00 am ET

DALLAS, Dec. 22, 2004 (PRIMEZONE) -- Avatar Systems, Inc. (OTC BB:AVSY.OB) announced today a net income of $72,704 for the third quarter of 2004, as compared to $73,314 in Q3 of 2003. For the 9 months ended September 30, 2004, net income rose to $136,337, a 134% increase from $58,178 for the same period of 2003.

The slight decrease in net income for Q3 of 2004 is due to unusually high hardware sales within the same quarter for the prior year. Software sales for the third quarter of 2004 increased 12.9% to $130,055 compared with software sales of $115,178 for the third quarter of 2003. For the 9 months ended September 30, 2004, software sales grew by 19.9% to $321,780, compared with $268,304 for the same period last year.

Chuck Shreve, President of Avatar Systems, attributes the steady rise in software sales to Avatar's ongoing effort to anticipate and meet customer needs. "We continue to add feature/functionality to our existing systems and release new modules that address the business critical needs of oil and gas companies," he said. "Sales of the Petroware2000 land module have surpassed expectations since its release in June of 2004. Software sales should further increase following the release of our production module, which is projected for the end of the second quarter of 2005."

Shreve also expects to see a significant revenue stream generated by Avatar's Petroware2000 ASP service. "We have invested in an ASP infrastructure since March of this year, creating a fault-tolerant environment," he said. Avatar has not yet marketed the subscription service but has already added 8 Petroware2000 ASP customers since initiating the program in April of this year. "Our ASP offering is currently generating profitable revenues," said Shreve. "As we add new customers, we look for the return on investment to rise even more."

Net revenues for the third quarter of 2004 decreased 31.7% to $559,358 compared with net revenues of $818,589 for the same period in 2003. Net revenues for the 9 months ended September 30, 2004, fell by 19.8% to $1,340,571, compared with $1,671,209 for the same period last year. The decrease is primarily attributable to lower hardware sales in the third quarter when compared with an exceptional quarter for September 30, 2003. Software sales have remained strong for the quarter. "We will have an unusually high 2004 fourth quarter net revenue due to two large hardware sales in that period," said Shreve.

According to Shreve, Avatar's market share is likely to increase, as many competitors are leaving the marketplace, unable to meet customer demands and their products are obsolete. "Avatar is committed to continued investment in research and development," he said. "Our cash position remains strong and is expected to grow as we take advantage of greater margins produced by software sales, which are expected to increase throughout the year."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware products, Avatar400 IBM AS400 product, subscribers utilizing its ASP services for both the Avatar400 and Petroware 2000 ASP products.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.


Contact:

Investor Relations:
Jack Eversull
The Eversull Group
jack@theeversullgroup.com
972-991-1672

Source: Avatar Systems, Inc.